EXHIBIT 99.(T3)(B3)

COMPANIES ACT 2014

PRIVATE COMPANY LIMITED BY SHARES

“A”

CONSTITUTION

OF

ALDUS PORTFOLIO LEASING LIMITED

(as amended by special resolution dated 16 March 2020)

McCann FitzGerald

Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
REDM\36290628.1

CONSTITUTION

of

ALDUS PORTFOLIO LEASING LIMITED

1.	The name of the Company is Aldus Portfolio Leasing Limited.

2.	The Company is a private company limited by shares registered under Part 2 of the Companies Act 2014.

3.	The liability of the members is limited.

4.	The share capital of the Company is divided into ordinary shares of €0.10 each, ordinary shares of USD$1.00 each, Non-Voting preferred ordinary shares of €1.00 each and Non-Voting preferred ordinary shares of USD$1.00 each.

5.	The provisions of the Companies Act 2014 are adopted except, in respect of the optional provisions identified in the Act, to the extent that this Constitution provides otherwise or states otherwise (expressly or by import).

5.1	In this Constitution the following terms shall have the following meanings:

(a)	“Act” means the Companies Act 2014 and every other enactment which is to be read together with that Act;

“electronic address” means any address or number used for the purposes of sending or receiving documents or information by electronic means; and

“electronic means” means any process or means provided or facilitated by electronic equipment for the processing (including digital compression), storage and transmission of data, employing wires, radio, optical technologies, or any other electromagnetic means.

(b)	Any word or phrase used in this Constitution the definition of which is contained or referred to in the Act shall be construed as having the meaning that is, at the date on which this Constitution becomes binding on the Company, attributed to it in the Act.

(c)	(i)	Unless the contrary intention appears, any expression in this Constitution referring to writing (or any cognate word):

(A)	shall be construed as including a reference to printing, lithography, photography and any other mode of representing or reproducing words in a legible and non-transitory form; and

(B)	subject to the circumstances in sub-clause (ii) and to the requirements of the Act, shall not include writing in electronic form.

(ii)	The circumstances mentioned in sub-clause (c)(i) (in which writing (and cognate words) includes writing in electronic form) are:

(A)	where such is provided in this Constitution; and

(B)	in the case of a notice, communication, document or information to be given, served or delivered to the Company, where the Company has agreed to receipt in electronic form and such notice, communication, document or information is given, served or delivered in such electronic form and manner as may have been specified by the directors from time to time for the giving, serving or delivery of notices, communications, documents or information in electronic form.

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(d)	References in this Constitution:

(i)	to execution of any document shall include any mode of execution, whether under seal or under hand or any mode of electronic signature as may from time to time be approved by the directors;

(ii)	to a section is to a section of the Act, unless otherwise stated; and

(iii)	to gender includes, where a person is a body corporate, the neuter gender.

(e)	A notice, communication, document or information is given, served or delivered in electronic form if it is given, served or delivered by electronic means including, without limitation, by making such notice, communication, document or information available on a website or by sending such notice, communication, document or information by e-mail.

5.2	Where a member has provided an electronic address to the Company the member shall be deemed to have given his or her consent to the use by the Company of electronic means in sending notices or other communications, information or documentation (including without limitation, financial statements) to that member. A member may from time to time notify the Company of a change to the electronic address to be used for such member.

Lien

5.3

(a)	The lien conferred by section 80 shall attach to fully paid as well as partly paid shares and shall also apply in respect of all monies immediately payable by the registered holder or his or her estate to the Company.

(b)	Notwithstanding 5.3(a), the lien conferred by section 80 shall not apply where any such shares have been mortgaged or charged or otherwise encumbered by way of security in which event such lien shall rank behind any such security.

Allotment

5.4	The directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot, issue, grant options over and otherwise dispose of shares within the meaning of section 69. The maximum number of shares that may be allotted under the authority hereby conferred shall be the nominal amount of the authorised but unissued shares in the Company from time to time.

5.5	Section 69(6) shall not apply to any allotment of shares.

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Shares

5.6

(a)	In exercising the power to acquire its own shares under section 105 neither the Company nor the directors shall be required to select the shares to be purchased rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares. Notwithstanding anything to the contrary contained in this Constitution, the rights attached to any class of shares shall be deemed not to be varied by anything done by the Company pursuant to this regulation.

(b)	Notwithstanding anything contained in this Constitution (and in particular section 95(1)(a) of the Act), the Directors shall promptly register any transfer of shares and shall not suspend registration thereof where such transfer:

(i)	is to any bank or institution to whom such shares have been charged by way of security or to any nominee or any transferee of such bank or institution (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution or its nominee as legal owner of the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in this Constitution or in any other agreement between any shareholders for the time being of the Company or any of them, no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee, and no Secured Institution or its nominee, shall be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Constitution or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 21 days’ written notice thereof shall have been given to any such Secured Institution by the Company and section 95 shall be modified accordingly.

Proceedings at General Meetings

5.7	In the application of section 182(5)(b)(ii) to this Constitution, the words “the meeting shall be dissolved” shall be substituted for the words “the members present shall be a quorum”.

5.8	Section 187(6) shall not apply so that it shall not be necessary to give any notice of an adjourned meeting.

5.9	A poll may be demanded by any member present in person or by proxy and section 189 shall be modified accordingly.

5.10	The time period for the purposes of section 183(6) is any time before the commencement of the meeting or, as the case may be, the taking of the poll.

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Single-Member Company

5.11	If and for so long as the Company has only one member:

(a)	in relation to a general meeting, the sole member or a proxy for that member or (if the member is a corporation) a duly authorised representative of that member shall be a quorum;

(b)	a proxy for the sole member may vote on a show of hands;

(c)	the sole member or a proxy for that member or (if the member is a corporation) a duly authorised representative of that member shall be chairman of any general meeting of the Company; and

(d)	all other provisions of this Constitution shall apply with any necessary modification (except to the extent this Constitution expressly provides otherwise).

Directors

5.12	In addition to the circumstances provided for in section 148(1), the office of director shall be vacated automatically:

(a)	if the director suffers any event equivalent or analogous to bankruptcy in the State or any other jurisdiction or he or she makes any arrangement or composition with his or her creditors generally; or

(b)	if the director’s health is, in the opinion of his or her co-directors, such that he or she can no longer be reasonably regarded as possessing an adequate decision-making capacity; or

(c)	if the director is absent from meetings of the directors for six consecutive months without leave, and during such period his or her alternate director (if any) shall not have attended in his or her stead and the directors resolve that his or her office be vacated; or

(d)	if the director, not being a director holding any executive office for a fixed period, resigns his or her office by notice in writing to the Company; or

(e)	if the director is convicted of an indictable offence and the directors resolve, within six months of becoming aware of the conviction, that his or her office be vacated; or

(f)	if a declaration of restriction is made, or deemed to have been made in respect of the director under the Act.

5.13	Subject to section 144(1), the directors may resolve to appoint a person as an addition to the board or to fill a casual vacancy.

5.14	A director appointed by the directors to fill a casual vacancy or as an addition to the board shall not retire from office at the annual general meeting next following his or her appointment.

5.15	Notwithstanding the provisions of section 146, the Company may by ordinary resolution remove any director before the expiration of his or her term of office. Subject to section 144(1), the Company may by ordinary resolution appoint another person in place of the director so removed.

5.16	A resolution or other document signed by an alternate director need not also be signed by his or her appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director when acting in that capacity.

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5.17	Unless the members of the Company shall otherwise determine, and subject always to the other regulations of this Constitution, a director is permitted to use, for his or her own benefit, or anyone else’s benefit, any of the Company’s property where such use is directly or indirectly related to the performance of the directors’ duties to the Company or has been authorised (expressly or implicitly) by the directors.

5.18	A director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and shall not be treated as being in breach of his or her duty set out in section 228(1)(f) of the Act. Section 163 of the Act shall not apply.

5.19	Section 161(6) shall apply subject to:

(a)	the meeting being deemed to take place where the chairperson of the meeting then is unless otherwise decided by the meeting; and

(b)	a director not being able to cease to participate in the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the chairman of the meeting, and a director shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the chairman of the meeting to leave the meeting.

Alternate Directors

5.20

(a)	A director shall be entitled to appoint any person as his or her alternate director and may at any time revoke any appointment so made. Subject to section 144(1), any such appointment or removal shall be effected by a notice in writing by the appointor and shall be effective forthwith upon the delivery of such notice to the Company at the registered office (or where electronic means are used, to the Company’s electronic address for the Company secretary).

(b)	Any alternate director shall be entitled to notice of meetings of directors, to attend, be included in the quorum and vote as a director at any meeting at which his or her appointor is not present and to exercise all the functions of his or her appointor as a director (except in respect of the power to appoint an alternate). Every person acting as an alternate director shall have one vote for each director for whom he or she acts as alternate (in addition to his or her own vote if he or she is also a director).

(c)	An alternate director, while acting as such, shall be regarded as an officer of the Company and not the agent of his or her appointor. An alternate director shall not be entitled to receive from the Company any part of his or her appointor’s remuneration.

(d)	An alternate director shall cease to be an alternate director if for any reason his or her appointment is revoked or his or her appointor ceases to be a director or any of the circumstances referred to in regulation 5.12 occurs in respect of the alternate.

Seal

5.21	Any instrument to which the Company’s seal shall be affixed shall be signed by any one of:

(a)	a director;

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(b)	the secretary; or

(c)	or any other person authorised to sign for that purpose by:

(i)	the directors; or

(ii)	a committee

and the signature or countersignature of a second person shall not be required.

Executive Office

5.22	In exercise of their powers under section 158 the directors may:

(a)	from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company, including the office of chairman or deputy chairman or managing or joint managing or deputy or assistant managing director, as the directors may decide, for such fixed term or without limitation, as to period and on such terms as to remuneration and otherwise as they think fit, and a director appointed to any executive office shall (without prejudice to any claim for damages for breach of any service contract between him or her and the Company) if he or she ceases to hold the office of director from any cause be deemed immediately thereupon to cease to hold such executive office;

(b)	entrust to and confer upon any director so appointed to executive office any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and, from time to time, may revoke, withdraw or vary all or any of such powers; and

(c)	appoint any managers or agents for managing any of the affairs of the Company, either in the State or elsewhere, and may fix their remuneration, and may delegate to any manager or agent any of the powers, authorities and discretions vested in the directors, with power to sub-delegate, and any such appointment or delegation or power to sub-delegate may be made upon such terms and subject to such conditions as the directors may think fit, and the directors may remove any person so appointed, and may annul or vary any such delegation or sub-delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

Financial Statements

5.23	Where the Company is obliged by the Act or by this Constitution to send a member (i) copies of the Company’s financial statements and of the directors’ and auditors’ reports or (ii) any other document, such copies or other document may be sent by electronic means to such electronic address as may have been provided to the Company by that person or be provided on a website in accordance with regulation 5.32.

Interim Dividends

5.24	Any interim dividends paid by the directors in accordance with section 124(3) may be paid wholly or partly by the distribution of specific assets of the Company.

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Notices

5.25	Subject to the Act, and except where otherwise expressly provided in this Constitution, any notice, communication, document or information to be given, served or delivered to or on the Company pursuant to this Constitution shall be in writing on paper or, subject to regulation 5.26, in electronic form.

5.26	Subject to the Act and except where otherwise expressly provided in this Constitution, a notice, communication, document or information may be given, served or delivered to or on the Company in electronic form only if this is done in such form and manner as may have been specified by the directors from time to time for the giving, service or delivery of notices, communications, documents or information in electronic form. The directors may prescribe such procedures as they think fit for verifying the authenticity or integrity of any such notice, communication, document or information given, served or delivered to or on the Company in electronic form.

5.27	Subject to the Act, and except where otherwise expressly provided in this Constitution, any notice, communication, document or information to be given, served or delivered by the Company pursuant to this Constitution shall be in writing on paper or in electronic form.

5.28	(a)	Subject to the Act and except where otherwise expressly provided in this Constitution, any notice, communication, document or information to be given, served or delivered in pursuance of this Constitution may be given to, served on or delivered to any member by the Company:

(i)	by handing same to him or her or his or her authorised agent;

(ii)	by leaving the same at his or her registered address;

(iii)	by sending the same by the post or other delivery service in a pre-paid cover addressed to him or her at his or her registered address; or

(iv)	by sending the notice, communication, document (other than a share certificate) or the information in electronic form to such electronic address as may from time to time be provided by the member in accordance with sub-paragraph (e) or by making it available on a website (provided the Company sends to the member, by any of the means at (i) to (iii) above or by electronic means to such electronic address, notification complying with regulation 5.32 of the fact that the notice, communication, document or information has been placed on the website).

(b)	Where a notice, communication, document or information is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii), the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his or her authorised agent, or left at his or her registered address (as the case may be).

(c)	Where a notice, communication, document or information is given, served or delivered pursuant to sub-paragraph (a)(iii), the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 24 hours after the cover containing it in paper form was posted or given to delivery agents (as the case may be). In proving such giving, service or delivery, it shall be sufficient to prove that such cover was properly addressed, pre-paid and posted or given to delivery agents.

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(d)	Where a notice, communication, document or information is given, served or delivered pursuant to sub-paragraph (a)(iv), the giving, service or delivery thereof shall be deemed to have been effected:

(i)	if sent in electronic form to an electronic address, at the expiration of 12 hours after the time it was sent; or

(ii)	if made available on a website, at the time that the notification referred to in parenthesis in sub-paragraph (a)(iv) is deemed to be given, served or delivered in accordance with sub-paragraph (b), (c) or (d)(i), as the case may be.

(e)	Where any member has furnished his or her electronic address to the secretary, the delivery to him or her of any notice, communication, document or information by electronic mail (whether contained in the body of the electronic mail message or as an attachment to it) shall be deemed good delivery on the terms set out in sub-paragraph (d) above.

(f)	If the Company receives a delivery failure notification following the sending of a notice, communication, document or other information in electronic form to an electronic address in accordance with sub-paragraph (a)(iv), the Company shall give, serve or deliver the notice, communication, document or information on paper or in electronic form (but not by electronic means) to the member either personally or by post or other delivery service addressed to the member at his or her registered address or (as applicable) by leaving it at that address. This shall not affect when the notice, document or information was deemed to be received in accordance with sub-paragraph (d).

5.29	Every person who, by operation of law, transfer or other means, shall become entitled to any share shall be bound by every notice or other document which, prior to his or her name and address being entered on the register in respect of such share, shall have been given to any person in whose name the share shall have been previously registered.

5.30	Any notice, communication, document or information given, served or delivered to a member in accordance with regulation 5.28 shall, notwithstanding that such member be then deceased, and whether or not the Company has notice of his or her death, shall be deemed to have been duly given, served or delivered in respect of any shares, whether held solely or jointly with other persons by such member, until some other person or persons be registered in his or her place as the holder or joint holders of such shares, and such delivery or service shall for all purposes of this Constitution be deemed a sufficient service or delivery of such notice, communication, document or information on his or her executors or administrators, and all persons (if any) jointly interested with him or her in any such share.

5.31	The signature to any notice to be given by the Company may be written or printed.

Publication on Website

5.32	A notification to a member of the publication of a notice, communication, document or information on a website as permitted by this Constitution shall state:

(a)	the fact of the publication of the notice, communication, document or information on a website;

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(b)	the address of that website and, where necessary, the place on that website where the notice, communication, document or information may be accessed and how it may be accessed; and

(c)	in the case of a notice of a general meeting of members or of a class of members:

(i)	that it concerns a notice of a meeting served in accordance with this Constitution or by order of a court, as the case may be;

(ii)	the place, date and time of the meeting; and

(iii)	whether the meeting is to be an annual general meeting or an extraordinary general meeting; and

(d)	the address of any other website (if such is the case) where procedures as to voting are stated or facilitated.

5.33	The notice, communication, document or information referred to in regulation 5.32 shall be published on that website, in the case of a notice of meeting, throughout the period beginning with the giving of that notification and ending with the conclusion of the meeting, and in any other case the notice, communication, document or information shall be published on the website for a period of not less than 21 days from the giving of the notification except that, in the case of the documents referred to in section 338(2), the documents are published on the website until the conclusion of the relevant meeting.

5.34	Nothing in regulations 5.32 or 5.33 shall invalidate the proceedings of a meeting where:

(a)	any notice that is required to be published as mentioned in regulation 5.33 is published for a part, but not all, of the period mentioned in that regulation; and

(b)	the failure to publish that notice throughout that period is attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid, including, without limitation, system, telecommunications or power outages.

Indemnity

5.35	Every director, managing director, agent, auditor, secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto, including any liability incurred by the officer in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which the officer is acquitted or in connection with any application under sections 233 or 234 in which relief is granted to him or her by the Court, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto. This regulation shall only have effect in so far as its provisions are not avoided by section 235.

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We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by each Subscriber.

Ciarán Redmond
Xelha,	One (1) Ordinary Share
Roslevan,
Ennis,
Co. Clare

Company Director

Philip Bolger
45 Irish Cove Road	One (1) Ordinary Share
South Burlington
Vermont 05403
United States

Company Director

Total Shares taken: Two (2) Ordinary Shares

Dated: 5th day of December 2007

Witness to the above signatures:

Witness:	Christine O’ Donovan

Signature:

Address:	First Floor, South Bank House Barrow Street, Dublin 4.

Description:	Solicitor

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WE, the several persons whose names and addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set out opposite our respective names.

Names, Addresses and Descriptions	Number of Shares
Taken By Each
of Subscriber	Subscriber

Ciarán Redmond,	One
Xelha,	ONE.
Roslevan,
Ennis,
Co. Clare.

Company Director

Philip Bolger,	One
45 IRISH COVE ROAD	One
SOUTH BURLINGTON
VERMONT 05403
UNITED STATES
Company Director

Total Shares taken: -	Two

Dated this 5th day of December 2007

Witness to the above signatures:

Witness:
Signature:

Address: Description	Sixth Floor South Bank House Barrow Street Dublin 4 Solicitor

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